Exhibit 5.1
OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
August 12, 2010
BigBand Networks, Inc.
475 Broadway Street
Redwood City, CA 94063
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by BigBand Networks, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,017,196 shares of your common stock, par value $0.001 per share (the “Shares”), reserved for issuance under your 2007 Equity Incentive Plan and your Employee Stock Purchase Plan (collectively, the “Plans”). As your legal counsel, we have reviewed the actions taken and proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.
     It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.